Exhibit 10.6

Strictly Confidential

Execution

LIMITED GUARANTEE

LIMITED GUARANTEE, dated as of December 17, 2020 (this “Limited Guarantee”), by Pujiang International Group Limited (the “Guarantor”) in favor of and Ossen Innovation Co., Ltd., a company limited by shares incorporated under the laws of the British Virgin Islands (the “Guaranteed Party”). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement (as defined below). For the purpose of this Limited Guarantee, each of the terms “control” and “person” shall have the meaning given to it in Section 9.03 of the Merger Agreement.

1.             GUARANTEE.

(a)            To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among the Guaranteed Party, New Ossen Group Limited (“Parent”) and New Ossen Innovation Limited (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), with the Guaranteed Party continuing as the surviving company in the Merger and a wholly-owned subsidiary of Parent, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, on the terms and conditions set forth herein, the due and punctual payment, performance and discharge as and when due, of the payment obligation of Parent with respect to the Parent Termination Fee owed by Parent to the Guaranteed Party pursuant to Section 8.06(b) of the Merger Agreement (the “Obligation”); provided that in no event shall the Guarantor’s maximum aggregate liability under this Limited Guarantee exceed the amount of the Parent Termination Fee less any amount actually paid by or on behalf of Parent to the Guaranteed Party, as and when due, in respect of the Obligation (the “Cap”), it being understood that this Limited Guarantee may not be enforced against the Guarantor without giving effect to the Cap. The Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay to any person under, in respect of, or in connection with, this Limited Guarantee, an amount in excess of the Cap, and that the Guarantor shall not have any obligation or liability to the Guaranteed Party relating to, arising out of or in connection with, this Limited Guarantee, the Equity Commitment Letter (as defined below) or the Merger Agreement or any of the transactions contemplated hereby or thereby, other than as expressly set forth herein. The Guaranteed Party further acknowledges that in the event that Parent has satisfied a portion but not all of the Obligation, payment of the unsatisfied Obligation by the Guarantor (or by any other person, including Parent or Merger Sub, on behalf of the Guarantor) shall constitute satisfaction in full of the Guarantor’s obligation to the Guaranteed Party with respect thereto. The Guarantor hereby agrees to pay all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder. This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in lawful money of the United States or other currencies as otherwise agreed by the parties hereto, in immediately available funds.

(b)           All payments made by the Guarantor pursuant to this Limited Guarantee shall be free and clear of any deduction, offset, defense, claim or counterclaim of any kind. If Parent fails to pay or cause to be paid any or all of the Obligation as and when due pursuant to Section 8.06(b) of the Merger Agreement, then the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of the Obligation shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent remains in breach of the Obligation, take any and all actions available hereunder or under applicable Law to collect the Obligation from the Guarantor subject to the Cap.

2.             NATURE OF GUARANTEE.

The Guaranteed Party shall not be obligated to file any claim relating to the Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. Subject to the terms hereof, the Guarantor’s liability hereunder is absolute, unconditional, irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub (except in the case where this Limited Guarantee is terminated in accordance with Section 8). In the event that any payment to the Guaranteed Party in respect of the Obligation is rescinded or must otherwise be returned for any reason whatsoever (other than as set forth in the last sentence of Section 8), the Guarantor shall remain liable hereunder with respect to the Obligation (subject to the Cap) as if such payment had not been made. This Limited Guarantee is an unconditional guarantee of payment and not of collection. This Limited Guarantee is a primary obligation of the Guarantor and is not merely the creation of a surety relationship, is an unconditional guarantee of payment and not of collectability and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against the Guarantor hereunder. Notwithstanding anything herein to the contrary, the Guarantor shall have the right to assert, and shall have the benefit of, any defenses to the payment of the Obligation that are available to Parent or Merger Sub under the Merger Agreement or as otherwise expressly provided in Sections 3(a) and (b).

3.             CHANGES IN OBLIGATION, CERTAIN WAIVERS.

(a)            The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any portion of the Obligation in accordance with Section 9.11 of the Merger Agreement, and may also enter into any agreement with Parent or Merger Sub or with any other person interested in the transaction contemplated by the Merger Agreement as amended from time to time for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the Merger Agreement or of any agreement between the Guaranteed Party, on the one hand, and Parent or Merger Sub, on the other hand, in each case in accordance with the terms of the Merger Agreement, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee or affecting the validity or enforceability of this Limited Guarantee.

(b)            The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged (except as set forth in clause (i) in the last sentence of Section 3(e) and except for termination in accordance with Section 8), in whole or in part, or otherwise affected by:

(i)	the failure or delay on the part of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub;

(ii)	any change in the time, place or manner of payment of the Obligation, or any escrow arrangement or other security therefor, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with the Obligation (in each case, to the extent any of the foregoing does not have the effect of increasing the Cap);

(iii)	the addition, substitution, any legal or equitable discharge or release (in the case of a discharge or release, other than a discharge or release of the Guarantor with respect to the Obligation as a result of payment in full of the Obligation in accordance with their terms, a discharge or release of Parent or Merger Sub by the Guaranteed Party with respect to the Obligation under the Merger Agreement, or as a result of defenses to the payment of the Obligation that would be available to Parent or Merger Sub under the Merger Agreement) of any person interested in the Transactions;

(iv)	any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other person interested in the Transactions;

(v)	any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other person interested in the Transactions or any of their respective assets or any other person now or hereafter liable with respect to the Obligation;

(vi)	the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligation or otherwise;

(vii)	any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than as a result of payment of the Obligation in accordance with their terms, a discharge of Parent or Merger Sub by the Guaranteed Party with respect to the Obligation under the Merger Agreement);

(viii)	any unenforceability, illegality or invalidity of the Obligation; or

(ix)	the adequacy of any other means the Guaranteed Party may have of obtaining payment related to the Obligation.

(c)            To the fullest extent permitted by Laws, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligation incurred and all other notices of any kind (except for notices to be provided to Parent or Merger Sub pursuant to the Merger Agreement, this Limited Guarantee or any other agreement or instrument delivered herewith or therewith), all defenses which may be available by virtue of any valuation, stay, moratorium Laws or other similar Laws now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other person interested in the Transactions, and all suretyship defenses generally. Notwithstanding anything herein to the contrary, each of the following defenses shall be retained by the Guarantor: (i) defenses to the payment of the Obligation that are available to Parent or Merger Sub under the Merger Agreement; and (ii) breach by the Guaranteed Party of this Limited Guarantee. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(d)            The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and their respective former, current or future officers, directors, partners, equity holders, managers, members or Affiliates (collectively, the “Guaranteed Party Related Persons”) (which, for the avoidance of doubt, does not include the Guarantor or its Affiliates for purposes of this Limited Guarantee) not to institute, directly or indirectly, in the name of or on behalf of the Guaranteed Party of any other person, any action, suit or proceeding or bring any other claim (whether in tort, contract or otherwise) arising under, or in connection with, this Limited Guarantee, the Merger Agreement or the Equity Commitment Letter between the Guarantor and Parent (the “Equity Commitment Letter”), any other agreement or instrument delivered herewith or therewith, or any of the transactions contemplated hereby or thereby, or in respect of any written or oral representations made or alleged to have been made in connection herewith or therewith, whether at law, in equity, in contract, in tort or otherwise, against Parent, Merger, the Guarantor or any Non-Recourse Party (as defined below), except for claims against (i) Parent and Merger Sub under and to the extent expressly provided in the Merger Agreement, (ii) the Guarantor under and to the extent permitted by this Limited Guarantee by the Guaranteed Party (subject to the limitations described herein), and (iii) the Guarantor and its successors and permitted assigns under the Equity Commitment Letter pursuant to and in accordance with the terms of the Equity Commitment Letter and the Merger Agreement (claims under clauses (i) through (iii) collectively, the “Retained Claims”). The Guarantor hereby covenants and agrees that it shall not institute, directly or indirectly, and shall cause its Subsidiaries and its Affiliates not to institute any proceeding asserting or assert as a defense in any proceeding, subject to clause (ii) of the last sentence of clause (e) hereof, that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

(e)            Except as set forth in Sections 2 and 3 hereof, the Guarantor hereby unconditionally and irrevocably waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Obligation under or in respect of this Limited Guarantee (subject to the Cap) or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligation (subject to the Cap) shall have been paid in full in immediately available funds by the Guarantor or by any other person on behalf of the Guarantor. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligation (subject to the Cap) by the Guarantor or by any other person on behalf of the Guarantor, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligation (subject to the Cap) in accordance with the terms of the Merger Agreement and this Limited Guarantee, whether matured or unmatured, or to be held as collateral for the Obligation (subject to the Cap). Notwithstanding anything to the contrary contained in this Limited Guarantee but subject to clause (v) under Section 3(b), the Guaranteed Party hereby agrees that: (i) to the extent the obligations with respect to the Parent Termination Fee are not payable pursuant to, and in accordance with, the Merger Agreement, the Guarantor shall be similarly relieved of the Obligation for the same obligation for which Parent and Merger Sub were relieved under the Merger Agreement, and (ii) the Guarantor shall have all defenses to the payment of its obligations under this Limited Guarantee (which in any event shall be subject to the Cap) that would be available to Parent and/or Merger Sub under the Merger Agreement with respect to the Obligation.

4.             NO WAIVER; CUMULATIVE RIGHTS.

No failure on the part of any party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by any party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder by such party. Except as otherwise set forth herein, each and every right, remedy and power hereby granted to each party hereto, subject to the terms hereof, allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by such party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent or any other person liable for any portion of the Obligation prior to proceeding against the Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent or Merger Sub shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party.

5.             REPRESENTATIONS AND WARRANTIES.

The Guarantor hereby represents and warrants that:

(a)            it is duly organized and validly existing under the laws of its jurisdiction or organization;

(b)            the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action on the Guarantor’s part and do not contravene any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets or properties;

(c)            all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with;

(d)            assuming due execution and delivery of this Limited Guarantee and the Merger Agreement by the Guaranteed Party, this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(e)            the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor (or its assignee pursuant to Section 6) for so long as this Limited Guarantee shall remain in effect in accordance with Section 8.

6.             NO ASSIGNMENT.

Neither the Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other person, in whole or in part, (except by operation of law) without the prior written consent of the other party hereto; provided that the Guarantor may assign or delegate all or part of its rights, interests or obligations hereunder without the prior consent of the Guaranteed Party, to (a) any Subsidiary or Affiliate of the Guarantor; or (b) any other transferee with respect to whom the Guarantor has furnished such information to the Guaranteed Party reasonably satisfactory to the Guaranteed Party for the verification of the identity, good standing and creditworthiness of such transferee; provided, further, that no assignment shall relieve the Guarantor, any Subsidiary or Affiliate of the Guarantor of any liability arising under or in connection with this Limited Guarantee; or such other transferee has certified in writing to the Guaranteed Party prior to such assignment that it is capable of (x) making the representations and warranties set forth in Section 5 above; and (y) performing all of its obligations hereunder except to the extent actually performed or satisfied by the Guarantor, any Subsidiary or Affiliate to whom the obligations under this Limited Guarantee was properly assigned in accordance with the terms of this Section 6. Any attempted assignment in violation of this Section 6 shall be null and void.

7.             NOTICES.

All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in the Merger Agreement (and shall be deemed given as specified therein), as follows:

if to the Guarantor:

16/F, No.518, Shangcheng Road

Pudong District

Shanghai, China

Attention: Ling Dongying

Facsimile: +86 21 68888666

If to the Guaranteed Party, as provided in the Merger Agreement.

8.             CONTINUING GUARANTEE.

(a)            Unless terminated pursuant to this Section 8, this Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and permitted assigns until the Obligation (subject to the Cap) under this Limited Guarantee has been indefeasibly paid, observed, performed or satisfied in full, at which time this Limited Guarantee shall terminate in its entirety and the Guarantor shall have no further obligations hereunder. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations hereunder as of the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms in any circumstances other than pursuant to which Parent and Merger Sub would be obligated to pay the Parent Termination Fee under Section 8.06(b) of the Merger Agreement, (iii) the payment in full of the Obligation, and (iv) one hundred twenty (120) days after any termination of the Merger Agreement in accordance with its terms in any circumstances pursuant to which Parent and Merger Sub would be obligated to pay the Parent Termination Fee under Section 8.06(b) of the Merger Agreement, unless the Guaranteed Party has initiated a bona fide claim or proceeding in accordance with the terms of the Merger Agreement; provided further that if the Guaranteed Party has initiated such claim or proceeding on or before such 120th day of the termination of the Merger Agreement , this Limited Guarantee shall terminate upon the date such claim or proceeding is resolved by a final and non-appealable judicial or arbitral decision or as agreed in writing by the parties hereto or otherwise satisfied; provided that the Guarantor shall not be required to pay any amount not subject to such claim or proceeding initiated on or before such 120th day of the termination of the Merger Agreement. The Guarantor shall have no further obligations under this Limited Guarantee following termination in accordance with this Section 8.

(b)            Notwithstanding anything herein to the contrary, in the event that the Guaranteed Party or any of the Guaranteed Party Related Persons directly or indirectly asserts in any Action at law or in equity or arbitration that the provisions of Section 1 limiting the Guarantor’s liability to the Cap, the provisions of Section 1 limiting the Guaranteed Party’s enforcement thereof to the payment of money only, or any of the provisions of Sections 8, 9 or 14(c) are illegal, invalid or unenforceable in whole or in part, assets that the Guarantor is liable in excess of or to a greater extent than the Obligation (subject to the Cap), or asserts any theory of liability against Parent, Merger, the Guarantor or any Non-Recourse Parties with respect to this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or any other agreement or instrument delivered herewith or therewith, or any of the transactions contemplated hereby or thereby, other than a Retained Claim, then (A) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (B) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (C) neither the Guarantor, nor Parent, nor Merger Sub, nor any Non-Recourse Parties shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) to the Guaranteed Party, its Affiliates or any other person in any way under or in connection with this Limited Guarantee, the Merger Agreement, any other agreement or instrument delivered in connection with this Limited Guarantee or the Merger Agreement (including the Equity Commitment Letter), or the transactions contemplated hereby or thereby.

9.             NO RECOURSE.

The Guaranteed Party acknowledges the separate limited liability company existence of each of Parent and Merger Sub and that Parent and Merger Sub have no assets other than certain contract rights and cash in a de minimus amount, and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Limited Guarantee, the Merger Agreement or any document or instrument delivered in connection herewith or therewith, or the negotiation, execution, performance or breach of this Limited Guarantee, the Merger Agreement or any document or instrument delivered in connection therewith or therewith, notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any of its Affiliates, and notwithstanding the fact that the Guarantor may be a partnership, limited liability company, corporation or other entity, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party, by executing this Limited Guarantee, acknowledges and agrees, on behalf of it and the Guaranteed Party Related Persons, that (i) no person other than the Guarantor has any obligations hereunder, and (ii) the Guaranteed Party has no right of recovery against, no recourse shall be had against and no personal liability shall attach to, any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, Affiliates (other than any assignee under Section 6), members, managers, general or limited partners, stockholders, shareholders, representatives, successors or assigns of any of the Guarantor, Parent or Merger Sub, or any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, Affiliate (other than any assignee under Section 6), members, managers, general or limited partners, stockholders, shareholders, representatives, successors or assignees of any of the foregoing (collectively, but not including the Guarantor, Parent, Merger Sub or any assignee under Section 6, or their respective successors and assigns under the Merger Agreement, the Equity Commitment Letter, each a “Non-Recourse Party”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim (whether at law or equity or in tort, contract or otherwise) by or on behalf of Parent or Merger Sub against any Non-Recourse Party (including any claim to enforce the Equity Commitment Letter), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except for the Retained Claims; provided, however, that in the event the Guarantor (A) consolidates with or merges with any other person and is not the continuing or surviving entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any person such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than the Cap as of the time of such transfer, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment, by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such person, as the case may be, but only if the Guarantor fails to satisfy its payment obligations hereunder and only to the extent of the liability of the Guarantor hereunder. Recourse against the Guarantor under and pursuant to the terms of this Limited Guarantee and the Equity Commitment Letter, subject to the limitations described herein, therein and in the Merger Agreement, and against Parent or Merger Sub under and in accordance with the Merger Agreement, in each case solely with respect to the Retained Claims, shall be the sole and exclusive remedies of the Guaranteed Party and all of the Guaranteed Party Related Persons against Parent, Merger Sub, the Guarantor and the Non-Recourse Parties in respect of any liabilities or obligations arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letter or the Transactions, or in respect of any other document or theory of law or in equity, or in respect of any written or oral representations made or alleged to have been made in connection herewith or therewith, whether at law, in equity, in contract, in tort or otherwise, including by piercing of the corporate veil, or by a claim by or on behalf of Parent or Merger Sub. No person other than the Guarantor, the Guaranteed Party and the Non-Recourse Parties shall have any rights or remedies under, in connection with or in any manner related to this Limited Guarantee or the transactions contemplated hereby. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any person including the Guaranteed Party or any Guaranteed Party Related Person any rights or remedies against any person other than the rights or remedies of the Guaranteed Party against including the Guarantor as expressly set forth herein. For the avoidance of doubt, none of the Guarantor, Parent or Merger Sub or their respective successors and permitted assigns under the Merger Agreement, the Equity Commitment Letter or this Limited Guarantee shall be Non-Recourse Parties.

10.           GOVERNING LAW; DISPUTE RESOLUTION.

(a)            This Limited Guarantee shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof that would subject such matter to the Laws of another jurisdiction other than the State of New York.

(b)            Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Limited Guarantee shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 10(b) (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and , for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)            Notwithstanding the foregoing, the parties hereto consent to and agree that in addition to any recourse to arbitration as set out in Section 10(b), any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 10(c) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 10(b) in any way.

11.           WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12.           COUNTERPARTS.

This Limited Guarantee may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or facsimile), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

13.           CONFIDENTIALITY.

This Limited Guarantee may not be used, circulated, quoted or otherwise referred to by the Guaranteed Party or any of its Affiliates or representatives in any document, except with the written consent of the Guarantor; provided that the parties hereto may disclose the existence and content of this Limited Guarantee to the extent required by Law, the applicable rules of any national securities exchange, in connection with any SEC filings relating to the Merger Agreement and the Transactions or and in connection with any litigation relating to the Merger Agreement or the Transactions as permitted by or provided in the Merger Agreement and the Guarantor may disclose it to any Non-Recourse Party which needs to know of the existence of this Limited Guarantee and is subject to the confidentiality obligations set forth herein.

14.           MISCELLANEOUS.

(a)            No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Guaranteed Party, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)            This Limited Guarantee, together with the Merger Agreement (including any schedules, exhibits and annexes thereto and any other documents and instruments referred to thereunder, including the Equity Commitment Letter, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

(c)            Any term or provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap and the provisions of Sections 8 and 9 and this Section 14(c).

(d)            This Limited Guarantee shall be binding solely on the parties hereto and their respective successors and permitted assigns. This Limited Guarantee shall inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing set forth in this Limited Guarantee or any other agreement shall, or shall be construed to, confer upon or give to any person, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason or, or any rights to enforce or cause the Guaranteed Party to enforce, any provisions of this Limited Guarantee; provided that the Non-Recourse Parties may rely upon and enforce the provisions of Section 9.

(e)            The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee. When a reference is made herein to a Section, such reference shall be to a Section of this Limited Guarantee unless otherwise indicated. The word “including” and words of similar import when used in this Limited Guarantee will mean “including, without limitation,” unless otherwise specified.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its director or officer thereunto duly authorized.

GUARANTOR

Pujiang International Group Limited

By:	/s/ Tang Liang
Name: Tang Liang
Title: Director

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its director or officer thereunto duly authorized.

GUARANTEED PARTY

Ossen Innovation Co., Ltd.

By:	/s/ Wei Hua
Name: Wei Hua
Title: Director